Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Encore Capital Group, Inc.

San Diego, California:

We hereby consent to incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-4 of our reports dated February 13, 2013, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Encore Capital Group, Inc., which are incorporated by reference in that Prospectus, which is contained in this Registration Statement.

We also consent to the reference to us under the caption “Experts” in this Prospectus.

/s/ BDO USA, LLP

San Diego, CA

March 27, 2013